UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

CorVu Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

CORVU CORPORATION

3400 West 66th Street

Suite 445

Edina, MN 55435

April 10, 2007

To the Holders of

Series B Convertible Preferred Stock of

CorVu Corporation

Re:                             Notice of Closing Date of Merger

Dear Shareholder:

On March 5, 2007, CorVu Corporation (“CorVu”) entered into a definitive agreement with Rocket Software, Inc. and a wholly-owned subsidiary of Rocket Software, Inc. under which CorVu will be acquired in an all cash merger transaction. At the closing of such transaction, each share of CorVu’s Series B Convertible Preferred Stock (“Preferred Stock”) will convert into the right to receive a cash payment of $2.33333 per share, whereas each share of CorVu’s common stock will convert into the right to receive a cash payment of $0.40 per share.

Each share of Preferred Stock that you currently hold is convertible into 3 and 1/3 shares of Common Stock. If, at any time prior to the closing of the merger transaction, you elected to convert your Preferred Stock into Common Stock, you would receive the equivalent of $1.33333 for each share of Preferred Stock versus the $2.33333 you would receive by not converting. We, therefore, assume that you do not want to convert your shares of Preferred Stock into Common Stock prior to the closing of the merger transaction. No action is required by you at this time, unless our assumption is incorrect and you do want to convert your shares of Preferred Stock.

CorVu will submit the merger agreement to the vote of its shareholders at a special meeting of its shareholders. On April 9, 2007, CorVu filed a preliminary proxy statement with the Securities and Exchange Commission with regard to such special meeting. In accordance with Section 6(g)(ii) of the Certificate of Designation of the Preferred Stock, we hereby provide notice to you that, subject to the filing of the definitive proxy statement and subject to the necessary shareholder approval of the merger agreement, CorVu may close the merger as early as May 11, 2007.

We will mail a definitive proxy statement to you that will contain important and detailed information regarding the merger, together with a proxy card. Please read the definitive proxy statement carefully and vote your shares by executing and returning the proxy card.

Should you have any questions, please feel free to contact David Carlson, Chief Financial Officer, at 952 843 7702 or the undersigned at 952 843 7701.

Yours sincerely,

/s/ Joseph J. Caffarelli
Joseph J. Caffarelli, Chief Executive Officer

Important Additional Information Will be Filed with the SEC

In connection with the proposed merger, CorVu has filed a preliminary proxy statement with the Securities and Exchange Commission, and will file a definitive proxy statement no later than the date the definitive proxy statement is mailed to the shareholders. SHAREHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE DEFINITIVE AGREEMENT AND THE PARTIES THERETO. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by CorVu at the Securities and Exchange Commission’s web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from CorVu by directing such request to CorVu Corporation, 3400 West 66th Street, Suite 445, Edina, MN 55435, telephone: 952.944 7777.

Forward Looking Statements

Certain statements contained in this letter are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to our expectations as to the impact and closing of the proposed merger. We caution investors that these forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. These factors include, without limitation, our ability to obtain in a timely manner the shareholder and regulatory approvals required for the proposed transaction, and the failure to complete the other conditions to the closing of the proposed transaction; unexpected costs or liabilities resulting from the proposed transaction; and the risk that the business of CorVu may suffer as a result of uncertainty surrounding the proposed transaction. We undertake no obligation to update or revise any forward-looking statements we make in this letter due to new information or future events. Shareholders are advised to consult any further disclosures we make on this subject in our filings with the Securities and Exchange Commission, especially on Forms 10-KSB, 10-QSB and 8-K, in which we discuss in more detail various important factors that could cause actual results to differ from expected or historical results.

PARTICIPANTS IN THE SOLICITATION

CorVu and its executive officers and directors and Rocket Software, Inc. may be deemed, under SEC rules, to be participants in the solicitation of proxies from CorVu shareholders with respect to the proposed transaction. Information regarding the executive officers and directors of CorVu is included in its definitive proxy statement for its annual shareholders’ meeting on December 7, 2006, filed with the SEC on October 30, 2006. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the proposed transaction.